Exhibit 10.1

Fiscal 2013 Alkermes plc Affiliated Company

Reporting Officer Performance Pay Plan (the “Plan”)

Philosophy

We support a pay-for-performance approach to variable compensation that rewards individual and Company performance towards the achievement of our Company goals. This Plan is designed to provide upside reward for outstanding Company and individual performance, motivate reporting officers to focus on and work together toward achieving Company goals; and to provide competitive compensation to our reporting officers within our industry.

Eligibility

The following reporting officers of the Company and its affiliates are eligible to participate in the Plan:

•                  Chief Executive Officer and Chairman of the Board of Directors

•                  President

•                  Senior Vice President, Chief Financial Officer and Treasurer

•                  Senior Vice President, Corporate Development

•                  Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

•                  Senior Vice President, Research and Development and Chief Medical Officer

•                  Senior Vice President, Chief Operating Officer and Chief Risk Officer

•                  Senior Vice President, Operations

•                  Senior Vice President, Chief Commercial Officer

Should an employee become a reporting officer of the Company during the Company’s fiscal year, he or she shall become eligible to participate in the Plan at the discretion of the Compensation Committee of the Board of Directors of Alkermes plc (the “Committee”). The performance period under the Plan consists of the twelve month period from April 1, 2012 to March 31, 2013.  To be eligible to participate in this Plan, the reporting officer must be actively employed by the Company at the time awards are paid by the Company. Performance pay awards will be paid within two and one-half months after the end of the performance period.

Individual Performance Pay Targets

An individual performance pay range and target as a percentage of base salary will be established by the Committee for each of the reporting officers and shall be based generally on comparable market data.  Performance pay awards are to be pro-rated over the applicable performance period based on the number of days employed by the Company in the performance period.

Company Objectives

The Company objectives for fiscal 2013 are:

1)  Achieve financial guidance.

2)  Execute on the development of our late stage pipeline.

3)  Prepare commercial capabilities for growth.

4)  Manufacture commercial products and clinical trial material to meet our goals of quality, reliability and efficiency.

5)  Identify and advance top candidates from our earlier stage pipeline.

6)  Manage relationships with key business partners to enhance shareholder value.

7)   Respond to changing business conditions.

Individual Performance

Each individual’s performance pay award under the Plan will be determined by the Committee. Individual performance against the Company objectives affects the determination of each individual’s performance pay award relative to that individual’s target performance pay amount. The CEO of the Company shall provide the Committee with recommendations regarding the performance pay for the President and Senior Vice Presidents. The percentage of base salary represented by each performance pay award granted under the Plan shall fall within the target performance pay range.